Exhibit 99.1

Chaparral Energy Announces Third Quarter 2019 Financial and Operational Results
Oklahoma City, November 11, 2019 - Chaparral Energy, Inc. (NYSE: CHAP) announced today its third quarter 2019 financial and operational results. The company will hold its quarterly earnings call Tuesday, November 12, at 9 a.m. Central.

Recent Highlights

•
Achieved third quarter 2019 total production of 26.2 thousand barrels of oil equivalent per day (MBoe/d) and STACK production of 21.5 MBoe/d, despite ethane rejection elections which lowered production by 0.5 MBoe/d, both within the guidance range and a 23% and 37% increase from the third quarter of 2018, respectively

•
Reported net loss of $130.9 million for the third quarter of 2019, or $2.86 per share, primarily driven by a $147.7 million non-cash ceiling test impairment; adjusted net income, as defined below, of $1.2 million, or $0.03 per share

•
Generated third quarter 2019 adjusted EBITDA, as defined below, of $35.8 million, an increase of 4% compared to the previous year despite oil (WTI) prices and natural gas liquids (NGLs) realizations decreasing approximately 19% and 52% over the same time period

•	Proactively reduced operated rig count from three to two rigs in October

•	Optimizing a one to two rig program in 2020 that will significantly reduce capital spend year over year, while growing production and allowing the company to become cash flow neutral

•	Decreased full year 2019 capex guidance to $260 to $280 million from $275 to $300 million, while maintaining full year production guidance at 25.0 to 27.0 MBoe/d

•	Reduced $18.1 million of debt through the sale of the corporate headquarters facilities and elimination of CO2 compressor leases

“We continue to demonstrate the considerable value of our differentiated operational execution and strong year-to-date performance and are proud to deliver operational results within or above our guidances ranges yet again” said Chief Executive Officer Earl Reynolds. “As we have discussed in the past, the overall timing of our production growth will be uneven from quarter to quarter due to spacing tests, the drilling of larger pads and timing of completions within a quarter. As such, as expected our third quarter total production declined compared to the second quarter, to 26.2 MBoe/d. While we had 13 wells come online in the third quarter, nearly half were in September and three occurred in the last two days of the quarter. This timing of completions will positively impact our fourth quarter production, and through early November, our total production has averaged above 28.0 MBoe/d. We have taken proactive steps to reduce our absolute and per Boe lease operating costs (LOE) and we have reduced our general and administrative (G&A) spend by about 25%. In addition, we have been able to reduce our average well cost by approximately 15% to 20% compared to 2018 for our Merge Miss and Osage drilling program. Increased operational efficiencies allow us to drill and complete wells faster, drive down costs and reduce cycle times, which all positively impact well economics. We continue to learn from our drilling, completion and production spacing test results and apply those learnings to our future development program.”

“As we concentrate our efforts on accelerating our timeline to cash flow neutrality, we proactively reduced our rig count from three to two rigs in October which allowed us to further reduce our 2019 capital guidance to $260 to $280 million and will result in a significant reduction to our 2020 capital program. We are reaffirming our original full-year 2019 production estimates and continue to take measures to reduce costs across our entire business” said Reynolds. “We expect to enter 2020 with two rigs running and continue to refine and optimize our development plans for next year, assuming one to two rigs, as we are dedicated to achieving cash flow neutrality in 2020. We are proud of the differentiated STACK/Merge operational execution and remain focused, as ever, on cost management and capital discipline.”

Operational Update
Chaparral’s STACK production for the third quarter of 2019 was 21.5 MBoe/d, while total company production was 26.2 MBoe/d, both of which were within the company’s third quarter 2019 guidance range. As expected, due to timing associated with production from the company’s multi-well spacing tests, total company and STACK production decreased on a quarter-over-quarter basis by 7% and 10%, respectively. On a year-over-year basis, STACK production increased 37%, while total company production increased 27%, excluding 2018 divestitures. Overall, total company production consisted of 31% oil, 29% natural gas liquids (NGLs) and 40% natural gas in the third quarter of 2019.

Production continues to be variable from quarter to quarter primarily due to pad drilling and timing of completions. In the third quarter, the company had 13 new gross operated STACK wells with first sales, nine of which were brought online in September with three of these wells with first sales in the last two days of the quarter. This is a significant reduction from the 28 wells with first sales in the second quarter of 2019. Also impacting third quarter production was ethane rejection elections accounting for approximately 500 Boe/d. Of the 13 wells with first sales in the third quarter, nine were in Kingfisher County and four in Canadian County. Chaparral plans to operate two rigs for the remainder of 2019 and one to two rigs in 2020, with all operated activity currently projected to be allocated to Canadian and Kingfisher counties.

The company continues to see overall strong results from its spacing test program. These tests are geologically driven, with some tests performing better than others. Given the performance of Merge spacing results, the company is planning another Meramec full section development in Canadian County, with the drilling of the six-well Greenback project in the fourth quarter as it continues testing the number of wells per section to optimize long-term, full section development. The growth trajectory of Chaparral’s STACK/Merge production will continue to be impacted by the number of operated rigs running and spacing tests moving forward, with production dependent on how many wells are completed and brought online in any given quarter.

Chaparral’s total oil and natural gas CAPEX during the third quarter was $66.3 million, of which $60.2 million was associated with the STACK. Of its STACK CAPEX, $55.9 million was related to D&C activities, which included $1.6 million of non-operated CAPEX. Additionally, $1.9 million was invested in acquisition activities and $2.4 million in workovers and other enhancement capital.

CAPEX (in millions)	Q3 2019
STACK Acquisitions	$1.9
STACK D&C1	$55.9
STACK Enhancements	$2.4
Total STACK	$60.2
Other Enhancements	$1.2
Corporate Allocations[2]	$4.9
Total CAPEX	$66.3
1Includes non-operated of $1.6 million and $0.5 million of drilling joint venture
2Includes capitalized G&A, capitalized interest and asset retirement obligations

Updated 2019 Guidance
Chaparral expects CAPEX in the fourth quarter of 2019 to be significantly lower than the first nine months of 2019, due to the reduction to two operated rigs, increased drilling and completion efficiencies per well, lower-than-anticipated non-operated activity, and lower acquisition capital. The company is reducing full year 2019 CAPEX guidance to $260 to $280 million, which is a reduction from the midpoint of the original 2019 guidance of approximately 6%.

The company is also re-affirming its original production guidance range of 25.0 to 27.0 MBoe/d for the full year 2019, despite the reduction in total CAPEX. Chaparral expects fourth quarter 2019 total company production to be between 27.5 and 29.0 MBoe/d and total STACK production to between 23.0 and 24.5 MBoe/d.

Full Year 2019 Guidance	Updated 2019E	Previous 2019E
Total CAPEX (in millions)	$260 - $280	$275 - $300
LOE/Boe	$4.90 - $5.40	$5.00 - $5.50
STACK LOE/Boe	$3.60 - $4.10	$3.75 - $4.25
Cash G&A/Boe	$2.50 - $3.00	$2.85 - $3.35
Total Company Production (MBoe/d)	25.0 - 27.0	25.0 - 27.0
STACK Production (MBoe/d)	21.0 - 23.0	21.0 - 23.0

Financial Summary
Chaparral reported a net loss of $130.9 million, or $2.86 per share, during the third quarter of 2019. The company’s adjusted net income for the quarter was $1.2 million or $0.03 per share. The quarterly net loss included a $147.7 million non-cash ceiling test impairment charge primarily due to a decrease in the prices used to estimate its reserves, partially offset by an $18.7 million non-cash gain in the fair value of hedge derivative instruments. Chaparral’s adjusted EBITDA for the third quarter was up 4%, or 8% when excluding 2018 divestitures, on a year-over-year basis to $35.8 million, driven by increased production and lower operating costs, partially offset by lower pricing. The price change on a year-over-year basis has had a significant impact with WTI prices and NGL realizations decreasing 19% and 52%, respectively.

Total gross commodity sales for the third quarter of 2019 were $58.0 million, which included $40.5 million from oil, $8.8 million from NGLs and $8.7 million from natural gas. This represents a 20% quarter-over-quarter decrease compared to $72.5 million in the second quarter of 2019 and a decrease of 17% year-over-year compared to $70.1 million in the third quarter of 2018.

Chaparral’s average realized price for crude oil, excluding derivative settlements, decreased to $54.82 per barrel in the third quarter of 2019, down 6% from the second quarter of 2019 and down 22% from the third quarter of 2018. Chaparral’s realized NGL price during the third quarter of 2019 was $12.57 per barrel, which represents a 15% quarter-over-quarter decrease and a 52% year-over-year decrease. The company’s realized natural gas price during the third quarter of 2019 was $1.50 per thousand cubic feet (Mcf), which represents a decrease of 18% compared to the second quarter of 2019 and a decrease of 28% compared to the third quarter of 2018.

Total company LOE for the third quarter of 2019 was $12.4 million, which was down by $1 million compared to the second quarter. Total company LOE per Boe was $5.14, which was down 1% compared to $5.19 per Boe in the second quarter of 2019 and down 19% compared to $6.36 per Boe in the third quarter of 2018. Chaparral’s STACK LOE for the third quarter of 2019 was $7.9 million which was down as compared to $8.4 million in the second quarter. STACK LOE per Boe for the third quarter was $3.99, which was up slightly from $3.90 in the previous quarter and down 8% from $4.34 in the third quarter of 2018. The decrease in LOE as compared to the previous year was driven primarily by the increase in production and reduced saltwater disposal costs, along with efficiency improvements in the field operations. The increase in STACK LOE per Boe as compared to the second quarter of 2019 was driven primarily by the 10% decrease in STACK production over that same time period.

To better align Chaparral’s G&A and overhead expenses with current industry conditions, the company implemented a workforce reduction in August. Since the beginning of 2019, the company has reduced its corporate workforce by 23% and implemented cost reduction initiatives that will result in estimated annualized G&A savings of 20% to 25%. The full impact of these reductions will be realized in 2020, with initial savings flowing through in the second half of 2019. During the third quarter of 2019 Chaparral’s net G&A expense was $7.8 million, or $3.24 per Boe, which was an increase of 7% compared to the $7.3 million in second quarter of 2019. The increase was primarily driven by severance charges and increases in professional fees and insurance. Adjusted for severance charges and non-cash compensation, Chaparral’s cash G&A expense for the quarter was $6.1 million or $2.52 per Boe as compared to $6.5 million or $2.52 per Boe in the second quarter of 2019.

Liquidity and Balance Sheet
The company’s $325 million borrowing base was reaffirmed during its semi-annual fall redetermination, which closed on September 27, 2019. As of September 30, 2019, Chaparral had approximately $21.5 million in cash and cash equivalents and $110 million drawn under its $325 million borrowing base, and no significant debt maturities due until 2022.

During the third quarter the company took meaningful steps in reducing a portion of its secured debt. On August 29, Chaparral closed on the sale of the building housing its headquarters for $11.5 million. Proceeds from the sale were used to pay off the outstanding balance of the real-estate note of $8.2 million and Chaparral estimates annualized savings of approximately $1 million will be achieved. In addition, the company was successful in eliminating $9.8 million of financing lease obligations for compressors associated with the sale of its EOR properties in late 2017. These compressors were being subleased to the buyer of the EOR properties and therefore Chaparral did not utilize any cash to eliminate this debt obligation.

Earnings Call Information
Chaparral will hold its financial and operating results call on Tuesday, November 12, at 9 a.m. Central. Interested parties may access the call toll-free at 877-790-7727 and ask for the Chaparral Energy conference call 10 minutes prior to the start time. The conference ID number is 6995687. A live webcast of the call will also be available through the Investor section of the company’s website. For those who cannot listen to the live call, a recording will be available shortly after the call’s conclusion at chaparralenergy.com/investors.

The company has also provided an updated investor presentation for the quarter, which along with its form 10-Q, will be available at chaparralenergy.com/investors, as well as the Securities and Exchange Commission’s website at sec.gov.
Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the variability in targeted geological formations, reservoir depletion, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Initial production (IP) rates are discreet data points in each well’s productive history. These rates are sometimes actual rates and sometimes extrapolated or normalized rates. As such, the rates for a particular well may decline over time and change as additional data becomes available. Peak production rates are not necessarily indicative or predictive of future production rates or economic rates of return from such wells and should not be relied upon for such purpose. The ability of the company or the relevant operator to maintain expected levels of production from a well is subject to numerous risks and uncertainties, including those referenced and discussed above. In addition, methodology the company and other industry participants utilize to calculate peak IP rates may not be consistent and, as a result, the values reported may not be directly and meaningfully comparable. Please read “Risk Factors” in our annual reports, form 10-K, form 10-Q or other public filings. We undertake no duty to update or revise these forward-looking statements.

About Chaparral

Chaparral Energy, Inc. (NYSE: CHAP) is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s STACK/Merge Play, where it has approximately 129,000 net acres primarily in Kingfisher, Canadian and Garfield counties. The company has approximately 218,000 net surface acres in the Mid-Continent region. For more information, visit chaparralenergy.com.

Investor Contact
Scott Pittman
Chief Financial Officer
405-426-6700
investor.relations@chaparralenergy.com

Chaparral Energy, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

(in thousands, except share and per share data)	Three months ended			Nine months ended
Revenues:	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net commodity sales	$51,838	$66,707	$65,519	$167,164	$181,835
Sublease revenue	799	1,198	1,199	3,195	3,595
Total revenues	52,637	67,905	66,718	170,359	185,430
Lease operating	12,372	13,371	12,493	38,037	42,045
Production taxes	2,925	3,802	4,028	9,607	9,473
Depreciation, depletion and amortization	28,021	30,282	22,252	82,018	63,765
Impairment of oil and gas assets	147,686	63,593	—	261,001	—
Impairment of other assets	—	6,407	—	6,407	—
General and administrative	7,809	7,315	9,021	23,437	28,718
Cost reduction initiatives	—	—	210	—	1,034
Other	269	403	402	1,075	1,633
Total costs and expenses	$199,082	$125,173	$48,406	$421,582	$146,668
Operating (loss) income	(146,445)	(57,268)	18,312	(251,223)	38,762
Non-operating income (expense):
Interest expense	$(5,994)	$(5,571)	$(4,205)	$(16,129)	$(7,315)
Loss on extinguishment of debt	(1,624)	—	—	(1,624)	—
Derivative gains (losses)	23,601	17,734	(23,677)	(9,681)	(72,464)
Gain (loss) on sale of assets	141	491	(2,024)	631	(2,599)
Other (expense) income, net	(84)	(302)	19	(372)	123
Net non-operating income (expense)	16,040	12,352	(29,887)	(27,175)	(82,255)
Reorganization items, net	(530)	(313)	(493)	(1,306)	(2,010)
Loss before income taxes	(130,935)	(45,229)	(12,068)	(279,704)	(45,503)
Income tax expense	—	—	—	—	—
Net loss	$(130,935)	$(45,229)	$(12,068)	$(279,704)	$(45,503)
Net loss per share:
Basic for Class A and Class B	$(2.86)	$(0.99)	$(0.27)	$(6.13)	$(1.01)
Diluted for Class A and Class B	$(2.86)	$(0.99)	$(0.27)	$(6.13)	$(1.01)
Weighted average shares used to compute earnings per share:
Basic for Class A and Class B	45,716,522	45,641,797	45,333,745	45,605,798	45,272,595
Diluted for Class A and Class B	45,716,522	45,641,797	45,333,745	45,605,798	45,272,595

Chaparral Energy, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

(dollars in thousands)	September 30, 2019	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$21,534	$32,648	$37,446
Accounts receivable, net	45,145	52,686	66,087
Inventories, net	3,915	4,142	4,059
Prepaid expenses	2,200	1,774	2,814
Derivative instruments	11,446	4,524	24,025
Total current assets	84,240	95,774	134,431
Property and equipment, net	14,265	36,265	43,096
Right of use assets from operating leases	5,853	9,005	—
Oil and natural gas properties, using the full cost method:
Proved	1,224,620	1,107,203	915,333
Unevaluated (excluded from the amortization base)	373,761	426,738	466,616
Accumulated depreciation, depletion, amortization and impairment	(558,339)	(384,401)	(221,431)
Total oil and natural gas properties	1,040,042	1,149,540	1,160,518
Derivative instruments	1,111	221	2,199
Other assets	393	411	425
Total assets	$1,145,904	$1,291,216	$1,340,669
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$81,269	$73,770	$73,779
Accrued payroll and benefits payable	6,970	7,807	10,976
Accrued interest payable	5,673	12,207	13,359
Revenue distribution payable	16,275	26,825	26,225
Long-term debt and financing leases, classified as current	586	11,502	12,371
Derivative instruments	70	4,802	—
Total current liabilities	110,843	136,913	136,710
Long-term debt and financing leases, less current maturities	400,518	382,295	295,100
Derivative instruments	3,022	9,196	1,542
Noncurrent operating lease obligations	1,239	2,075	—
Deferred compensation	175	693	540
Asset retirement obligations	22,384	22,300	22,090
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—
Common stock	469	469	467
Additional paid in capital	978,525	977,611	974,616
Treasury stock	(6,107)	(6,107)	(4,936)
Accumulated deficit	(365,164)	(234,229)	(85,460)
Total stockholders' equity	607,723	737,744	884,687
Total liabilities and stockholders' equity	$1,145,904	$1,291,216	$1,340,669

Chaparral Energy, Inc. and subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended			Nine months ended
(in thousands)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Cash flows from operating activities
Net loss	$(130,935)	$(45,229)	$(12,068)	$(279,704)	$(45,503)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, depletion and amortization	$28,021	$30,282	$22,252	$82,018	$63,765
Derivative losses	(23,601)	(17,734)	23,677	9,681	72,464
Impairment of oil and gas assets	147,686	63,593	—	261,001	—
Impairment of other assets	—	6,407	—	6,407	—
(Gain) loss on sale of assets	(141)	(491)	2,024	(631)	2,599
Other	2,009	1,079	798	3,630	4,376
Change in assets and liabilities
Accounts receivable	6,862	5,674	917	20,446	(6,743)
Inventories	104	(167)	1,747	144	(1,415)
Prepaid expenses and other assets	(410)	799	36	645	322
Accounts payable and accrued liabilities	(6,296)	(1,700)	(8,162)	(24,685)	(12,383)
Revenue distribution payable	(10,550)	6,111	3,652	(9,950)	10,895
Deferred compensation	(318)	927	1,324	1,534	7,890
Net cash provided by operating activities	$12,431	$49,551	$36,197	$70,536	$96,267
Cash flows from investing activities
Expenditures for property, plant, and equipment and oil and natural gas properties	$(56,396)	$(82,390)	$(76,456)	$(202,830)	$(252,731)
Proceeds from asset dispositions	13,476	857	29,744	14,333	36,335
Proceeds (payments) from derivative instruments, net	4,883	138	(6,873)	5,536	(16,642)
Net cash used in investing activities	$(38,037)	$(81,395)	$(53,585)	$(182,961)	$(233,038)
Cash flows from financing activities
Proceeds from long-term debt	$25,000	$55,000	$—	$110,000	$116,000
Repayment of long-term debt	(8,339)	(172)	(163)	(8,682)	(243,554)
Proceeds from Senior Notes	—	—	—	—	300,000
Principal payments under financing lease obligations	(557)	(746)	(674)	(2,002)	(2,003)
Payment of debt issuance costs and other financing fees	—	—	(1,256)	(20)	(7,572)
Debt extinguishment costs	(1,602)	—	—	(1,602)	—
Cash settlements of stock based awards	(10)	—	—	(10)	—
Treasury stock purchased	—	(708)	—	(1,171)	(4,872)
Net cash provided by financing activities	$14,492	$53,374	$(2,093)	$96,513	$157,999
Net (decrease) increase in cash, cash equivalents, and restricted cash	$(11,114)	$21,530	$(19,481)	$(15,912)	$21,228
Cash, cash equivalents, and restricted cash at beginning of period	32,648	11,118	68,441	37,446	27,732
Cash, cash equivalents, and restricted cash at end of period	$21,534	$32,648	$48,960	$21,534	$48,960

Non-GAAP Financial Measures and Reconciliations

Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income in the table “Adjusted EBITDA Reconciliation, NON-GAAP.”

Cash G&A is a Non-GAAP financial measure and is described and reconciled to net income in the table “Cash G&A Reconciliation, NON-GAAP.”

Adjusted Net Income is a Non-GAAP financial measure and is described and reconciled to net income in the table “Adjusted Net Income Reconciliation, NON-GAAP.”

Adjusted EBITDA Reconciliation, Non-GAAP

	Three months ended			Nine months ended
(in thousands)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net loss	$(130,935)	$(45,229)	$(12,068)	$(279,704)	$(45,503)
Interest expense	5,994	5,571	4,205	16,129	7,315
Depreciation, depletion, and amortization	28,021	30,282	22,252	82,018	63,765
Loss on impairment of oil and gas assets	147,686	63,593	—	261,001	—
Loss on impairment of other assets	—	6,407	—	6,407	—
Non-cash change in fair value of derivative instruments	(18,718)	(17,596)	16,804	15,217	55,822
Impact of derivative repricing	—	—	(1,698)	—	(3,950)
Loss on settlement of liabilities subject to compromise	—	—	—	—	48
Loss on extinguishment of debt	1,624	—	—	1,624	—
Interest income	(2)	(2)	(7)	(4)	(9)
Stock-based compensation expense	705	852	2,304	2,359	8,598
(Gain) loss on sale of assets	(141)	(491)	2,024	(631)	2,599
Restructuring, reorganization and other	1,587	313	493	3,420	1,962
Adjusted EBITDA	$35,821	$43,700	$34,309	$107,836	$90,647

Cash G&A Reconciliation, Non-GAAP

	Three months ended			Nine months ended
(in thousands)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
General and administrative	$7,809	$7,315	$9,021	$23,437	$28,718
Less:
Stock compensation, gross	873	1,228	3,112	3,520	11,027
Capitalized stock compensation	(222)	(399)	(807)	(1,247)	(2,428)
Severance costs	1,057	—	135	2,115	135
Plus:
Cash-settled RSUs, net	(29)	5	—	(2)	—
Cash G&A	$6,072	$6,491	$6,581	$19,047	$19,984

Production volumes (MBoe)	2,409	2,574	1,964	6,857	5,496

Cash G&A per Boe	$2.52	$2.52	$3.35	$2.78	$3.64

Adjusted Net Income Reconciliation, Non-GAAP

	Three months ended			Nine months ended
(in thousands)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net loss	$(130,935)	$(45,229)	$(12,068)	$(279,704)	$(45,503)
Loss on impairment of oil and gas assets	147,686	63,593	—	261,001	—
Loss on impairment of other assets	—	6,407	—	6,407	—
Non-cash change in fair value of derivative instruments	(18,718)	(17,596)	16,804	15,217	55,822
Impact of derivative repricing	—	—	(1,698)	—	(3,950)
Loss on extinguishment of debt	1,624	—	—	1,624	—
Restructuring, reorganization and other	1,587	313	493	3,420	1,962
Adjusted Net Income (a)	$1,244	$7,488	$3,531	$7,965	$8,331

Net loss per share:
Basic and diluted	$(2.86)	$(0.99)	$(0.27)	$(6.13)	$(1.01)
Basic and diluted weighted average shares (b)	45,716,522	45,641,797	45,333,745	45,605,798	45,272,595

Incremental dilutive shares added to denominator for Adjusted Net Income per share (c)	80,839	78,413	376,444	144,504	452,320

Adjusted Net Income per share:
Basic (a/b)	$0.03	$0.16	$0.08	$0.17	$0.18
Diluted (a/(b+c))	$0.03	$0.16	$0.08	$0.17	$0.18